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                                                                    EXHIBIT 23.3










                        INDEPENDENT ACCOUNTANTS' CONSENT





The Board of Directors
Crestar Financial Corporation:

We consent to the inclusion of our report dated January 14, 1998, with respect to the consolidated balance sheets of Crestar Financial Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statement of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of SunTrust Banks, Inc. dated August 13, 1998. Our report refers to our reliance on another auditors' report with respect to amounts related to Citizens Bancorp for 1996 and 1995 included in the aforementioned consolidated financial statements.



                              /s/ KPMG PEAT MARWICK
Richmond, Virginia
December 18, 1998